Exhibit 10.12

Axcelis Technologies, Inc.
Executive Officer Cash Compensation at March 1, 2006

Base Salaries and Bonus Opportunities. Other than in the case of Mary G. Puma, Axcelis Technologies, Inc. (the “Company”) has not entered into any written agreements with its executive officers addressing the amount of base salary or bonus opportunity due to the executive. The Company’s Employment Agreement with Ms. Puma is filed as Exhibit 10.14 to this Form 10-K (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (Registration No. 333-36330)). The Company maintains that all executive officers, other than Ms. Puma, are employees at will and that the Company has no obligation to pay base salary or bonuses, other than amounts accrued for services rendered prior to termination of employment and other than in circumstances where the Change of Control Agreements described below are applicable.

In the course of the employment relationship with each executive officer, the Company communicates to executive officers the amount of base salary and a target bonus opportunity approved by the Compensation Committee of the Board of Directors, which compensation is subject to change in the discretion of the Compensation Committee of the Board of Directors. In establishing this cash compensation, the Compensation Committee applied its compensation philosophy to provide base salaries and target bonus compensation within the 50th percentile of such categories of compensation paid by similar companies for comparable positions, based on market benchmarking data compiled by external consulting firms

The following table sets forth the annual base salary and annual target bonus opportunity under the 2006 Axcelis Team Incentive Plan as communicated to the executive officers of the Company as in effect on March 1, 2006:

Executive Officer	Title	Base Salary	ATI Target as a % of Base Salary
Mary G. Puma	President and Chief Executive Officer	$500,000	100%
Lynnette C. Fallon	Executive VP HR/Legal and General Counsel	$305,000	60%
Stephen G. Bassett	Executive VP and Chief Financial Officer	$276,000	60%
Marc S. Levine	Senior VP, Product Development	$250,000	50%
Matthew Flynn	Senior VP, Global Customer Operations	$275,000	50%
Kevin Brewer	Senior VP, Manufacturing Operations	$250,000	50%
Donald Palette	Senior VP, Finance and Controller	$215,000	40%
Craig Halterman	Senior VP, Chief Information Officer	$224,500	40%
Mark Namaroff	Senior VP, Marketing	$205,000	40%

The Axcelis Team Incentive Plan for Executive Officers is filed as Exhibit 10.3 to this Form 10-K (incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K filed with the Commission on February 6, 2006).

A description of the implementation of such plan for the fiscal year ending December 31, 2006 was described in the Company’s Report on Form 8-K filed with the Commission on February 6, 2006).

Other Compensation Plans. Executives also participate in benefit plans available to all employees, including an Internal Revenue Code Section 401(k) plan, under which the Company made a matching contribution to each participant in 2005, the 2000 Stock Plan and the Employee Stock Purchase Plan, an Internal Revenue Code Section 423 plan which allows employees to purchase Axcelis shares through salary deductions. The 2000 Stock Plan is filed as Exhibit 10.1 to this Form 10-K (incorporated by reference to Exhibit 10.2 to the Company’s Report on Form 8-K filed June 28, 2005). The Employee Stock Purchase Plan, as amended through May 12, 2005, is filed as Exhibit 10.2 to this Form 10-K (incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 10-Q for the quarter ended September 30, 2005). Other than a tax and financial planning reimbursement program capped at $5,500 per year, Axcelis offers no material executive perquisites.

Change of Control Agreements. The Company has entered into a Change of Control Agreement with each of our executive officers, including Ms. Puma, to provide that severance compensation will be paid in a lump sum within 30 days of a covered termination following a change in control, as defined in the agreement. These Change of Control Agreements provide that executive officers are entitled to severance compensation in the event there is both (1) a change in control and (2) a termination of employment within three years of that change in control for reasons other than voluntary resignation, cause, death or disability. Under the Change of Control Agreement, a resignation by an officer for reasons of a demotion or reduction in compensation, benefits or position is a termination by us and is not a voluntary resignation.

If severance compensation is payable, it would consist of a cash payment equal to the sum of (a) the Company’s accrued obligations for base pay and incentive compensation and (b) the amount determined by multiplying the executive’s then salary and average bonus by three. For this purpose, an executive’s average bonus is his or her current bonus opportunity multiplied by the average of the individual performance scores given to the executive in the last three years, but without taking into account company performance scores. In the event such severance is payable, all unvested restricted stock units and options held by the executive will become vested until termination or expiration in accordance with their terms. We will also reimburse the executive for the effects, including federal, state and local income tax consequences, of any excise tax due on severance compensation.

In these agreements, the executives have agreed not to be engaged by, or own, any business competing with any of the businesses conducted by the Company for a period of 12 months following any termination of employment (whether or not following a change of control). The executive also agreed not to solicit employees of the Company to leave employment with the Company or solicit or induce customers of the Company to cease doing business with the Company, during such period.

The form of Change of Control Agreement currently in effect between the Company and each of its executive officers is filed as Exhibit 10.5 to this Form 10-K (incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 10-Q for the quarter ended June 30, 2005).